Exhibit 4.8

AIRCRAFT SECURITY AGREEMENT

THIS AGREEMENT, dated as of February 19, 2002, is made by AIRNET SYSTEMS, INC., an Ohio corporation (the "Company"), in favor of BANK ONE, NA, a national banking association (the "Bank").

RECITAL

The Company and the Bank have entered into a Term Loan Agreement dated as of the date hereof (as the same may be amended, modified or revised by prior agreement of the Bank and the Company, the "Loan Agreement").  As a condition to the effectiveness of the obligations of the Bank under the Loan Agreement, the Company is required, among other things, to grant to the Bank a security interest in the collateral hereinafter described.

AGREEMENT

In consideration of the premises of the mutual agreements herein contained, the parties agree as follows:

SECTION 1.   Definitions.

1.1           Certain Definitions.  As used herein, the following terms shall have the following meanings:

"Aircraft" shall mean the Airframes and the Engines.

"Airframes" shall mean each of the Airframes described on Schedule A hereto, together with any and all Parts related thereto.

"Collateral" shall have the meaning ascribed thereto in Section 2 hereof.

"Default" shall mean any Event of Default and any event or condition which might become such an Event of Default with notice or with lapse of time, or both.

"Engines" shall mean each of the aircraft engines attached to any Airframe, including without limitation those described on Schedule B hereto.

"Event of Default" shall have the meaning ascribed thereto in Section 4.1 hereof.

"FAA" shall mean as the context requires, the United States Federal Aviation Administration and/or the Administrator of the United States Federal Aviation Administration, or any person, governmental department, bureau, commission or agency succeeding to the functions of either of the foregoing.

"Item of Equipment" shall mean any Airframe, any of the Engines or any of the Parts.

"Leases" shall  mean all leases, subleases, rental agreements, charter agreements, and other agreement or agreements, whether now or hereafter existing, relating to any Item of Equipment.

"Lien" shall mean any pledge, assignment, hypothecation, mortgage, deposit arrangement, option, title retaining contract, sale and leaseback transaction, the filing of any financing statement, lessor's interest under any lease which, in accordance with generally accepted accounting principles, is or should be capitalized, subordination of any claim or right, or any other type of lien, charge, encumbrance, security interest, preferential arrangement or other claim or right.  For purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, lease which, in accordance with generally accepted accounting principles, is or should be capitalized or other title retention agreement relating to such asset.

"Notes" shall have the meaning ascribed thereto in Section 2 hereof.

"Parts" shall mean any and all appliances, spare parts, engines, propellers, instruments, appurtenances, accessories, furnishings, seats, and other equipment and parts of whatever nature (including without limitation radio, radar, navigation systems, and other electronic equipment) which are incorporated or installed in or attached to the Aircraft.

"Proceeds" shall have the meaning ascribed thereto in Section 2, clause (vi), hereof.

"Reserves" shall have the meaning ascribed thereto in Section 3.13 hereof.

"Secured Obligations" shall have the meaning ascribed thereto in Section 2 hereof.

1.2           Other Definitions:  Rules of Construction.  As used herein, the terms the "Bank" and the "Company" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement and the term the "Loan Agreement" shall have the meaning ascribed thereto in the recital paragraphs of this Agreement.  Such terms, together with other terms defined in Section 1.1 hereof, shall include both the singular and plural forms thereof and shall be construed accordingly.

SECTION 2.         Grant of Security Interests

To secure (a) the prompt and complete payment of the principal sum of $3,000,000.00 (Three Million Dollars) together with interest thereon, in accordance with the terms of a promissory note dated as of the date hereof, issued by the Company to the Bank pursuant to the Loan Agreement, and the payment of the principal of, and interest on, each promissory note or notes issued in exchange or replacement therefor (all such promissory notes to herein as the "Notes"), (b) all obligations and other liabilities with respect to any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Company and the Bank or any subsidiary or affiliate of the Bank, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures (any of the foregoing referred to herein as a "Rate Management Transaction"), (c) the performance of the covenants herein contained and any monies expended by the Bank in connection therewith and (d) the payment of all obligations and performance of all covenants of the Company under the Loan Agreement, any agreement entered into in connection with any Rate Management Transaction and all other documents, agreements or instruments between the Company and the Bank, in all cases whether now in existence or hereafter arising, executed in connection with the Loan Agreement or any agreement with respect to any Rate Management Transaction, whether now in existence or hereafter arising, absolute or contingent, direct or indirect or otherwise, and including without limitation all interests, cost, expenses and attorneys fees accruing to, or incurred in collecting any of the foregoing, or protecting, maintaining or liquidating any collateral with respect to any of the foregoing and further including all obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in any such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing (all of such indebtedness, obligations and liabilities of the Company being herein called the "Secured Obligations"), for value received and pursuant to the Loan Agreement, the Company hereby grants, assigns and transfers to the Bank a first-priority security interest and lien in and on the following described property whether now owned or existing or hereafter acquired or arising and wherever located (all of which is herein collectively called the "Collateral"):

(i)            All the Airframes, Engines and Parts;

(ii)           All rights, title and interest in, to and under all Leases, and all of the rents, issues, profits, accounts, general intangibles, chattel paper, and revenues arising from or otherwise relating to any Item of Equipment, including without limitation those arising under the Leases, whether now due and payable or hereafter becoming due and payable;

(iii)          All right, title and interest in, to and under all purchase agreements relating to any of the foregoing, and the full warranty bill of sale for all of the property purchased under such purchase agreements;

(iv)          All books and records related in any way to any of the above, including, without limitation, all maintenance logs and flight manuals and logs;

(v)           All substitutions and replacements for, and all additions and accessions to, any and all of the foregoing; and

(vi)          All products and proceeds of any and all of the foregoing, including without limitation, (A) any and all proceeds of any insurance, indemnity, warranty or guaranty from time to time with respect to any of the Collateral, (B) any and all payments (in any form whatsoever) made or due and payable form time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person or entity acting under color of governmental authority) and (C) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral (all such amounts described in this clause (vi) referred herein as "Proceeds").

SECTION 3.         Warranties, Covenants and Agreements

The company warrants, covenants, and agrees as follows:

3.1           Maintenance and Use.

(a)           Maintenance and Repair.  The Company, at its cost and expense, shall (i) maintain, service, repair, overhaul, and test the Aircraft so as to keep the Aircraft in as good operating condition as when this Agreement is executed and delivered by the Company, ordinary wear and tear excepted, (ii) maintain and keep the Aircraft in good order and repair and airworthy condition in accordance with the requirements of each of the manufacturers' manuals and mandatory service bulletins; (iii) maintain and keep the Aircraft in such condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at all times under all applicable laws and regulations; and (iv) without limiting the generality of the foregoing, cause to be performed, on all Items of Equipment, all applicable mandatory Airworthiness Directives, Federal Aviation Regulations, Special Federal Aviation Regulations, and manufacturers' service bulletins relating to airworthiness.  The Company shall maintain all records, logs and other materials required to be maintained in respect of the Aircraft by all applicable laws and regulations, the FAA or other governmental authority, and shall promptly furnish to the Bank such information as the Bank may request with respect thereto.  The Company will not permit the Aircraft to be maintained, used or operated in violation of any insurance policy provisions or any law, rule, regulation or order of any government or any governmental authority having jurisdiction (domestic or foreign), including without limitation the FAA, or in violation of any airworthiness certificate, license, registration or operating certificate relating to the Aircraft and issued by any such authority, nor will the Company suffer the Aircraft to be so maintained, used or operated.  In the event that any law, rule, regulation or order requires alteration or modification of the Aircraft, the Company will conform thereto or obtain conformance therewith at no expense to the Bank.  The Company will permit the Aircraft to be operated only by pilots, appropriately qualified and licensed, considering the particular authorized business or commercial purpose involved, and will permit the Aircraft to be maintained only by duly licensed and qualified mechanics.

(b)           Overhaul and Replacement.

(i)            If any Engine or Part shall reach such a condition as to require overhaul, repair or replacement in order to comply with the standards for maintenance and other provisions set forth in this Agreement, the Company may (A) install on the Aircraft such items of substantially the same type and of equal or greater value in temporary replacement of those then installed on the Aircraft, pending overhaul or repair of the unsatisfactory item; provided, however, that such replacement items must be in such a condition as to be permissible for use upon the Aircraft in accordance with the standards for maintenance and other provisions set forth in this Agreement; provided further, however, that the Company must, at all times, retain unencumbered title to any and all items temporarily removed; or (B) install on the Aircraft such items of substantially the same type and of equal or greater value in permanent replacement of those then installed on the Aircraft; provided, however, that such replacement items must be in such condition as to be permissible for use upon the Aircraft in accordance with the standards for maintenance and other provisions set forth in this Agreement; provided further, however, that the Company must first comply with each of the requirements of subsection (ii) below.

(ii)           If the Company shall be required or permitted to install upon any Airframe or any Engine any Parts in permanent replacement of those then installed on such Airframe or such Engine, the Company may do so provided that, in addition to any other requirements provided for in this Agreement:  (A) the Bank is not divested of its security interest in any item removed from the Aircraft and no such item shall be or become subject to any Lien other than the security interest hereunder; (B) the Company's title to every substituted item shall immediately be and become subject to the security interests of the Bank hereunder, and each of the provisions of this Agreement; and (C) the Company shall provide prior notice of such permanent replacement if such replacement is an engine which is 750 or more rated takeoff horsepower or the equivalent thereof or is a propeller which is capable of absorbing 750 or more rated takeoff shaft horsepower or the equivalent thereof and shall execute all documents and agreements required by the Bank to perfect, further perfect or re-document a security interest therein or in any other Collateral pursuant to this Agreement.

(c)           Area of Use.  The Company will not operate or suffer the Aircraft to be operated except within the geographical limits set forth in applicable insurance policies or operating certificates, whichever may be more restrictive.  Without limiting the generality of the foregoing, and as an additional restriction, the Company will not operate or locate the Aircraft or suffer any Aircraft to be operated or located outside North America.

3.2           Notices.  The Company shall immediately notify the Bank of each Event of Default, each material accident involving the Aircraft, each acquisition of any airframe, any aircraft engine which is

750 or more rated takeoff horsepower or the equivalent thereof or any aircraft propeller which is capable of absorbing 750 or more rated takeoff shaft horsepower or the equivalent thereof, each formal or informal investigation initiated by the FAA, the Department of Transportation, the National Transportation Safety Board or any other federal or state agency regulating the Company, and any other material events affecting the Collateral in any manner.  The Company shall promptly execute all agreements and other documents requested by the Bank to grant to the Bank a first-priority security interest in any airframe, aircraft engine which is 750 or more rated take off horsepower or the equivalent thereof, any aircraft propeller which is capable of absorbing 750 or more rated takeoff shaft horsepower or the equivalent thereof or any other assets whether now owned by the Company or hereafter acquired.

3.3           Registration and Certificates.  (a)  From and after the date hereof, the Company has, and at all times thereafter will have, good title to the Collateral free and clear of all Liens (other than the Lien created hereunder) and has, and at all times will have, full power and authority to mortgage and grant a lien and security interest in, and assign, the Collateral in the manner aforesaid.

(b)           The Company is, and at all times will be, (i) a "Citizen of the United States" as defined in Section 40102(a)(15) of 49 U.S.C., (ii) an air carrier as to which the provisions of Section 1110 of the United States Bankruptcy Code apply, and (iii) an air carrier certificated under Sections 41102(a) and 44705 of 49 U.S.C. and holds air carrier operating certificates.

(c)           Each of the Aircraft is duly registered with the FAA in the name of the Company and in accordance with all applicable laws and regulations, and the Company will take all necessary action to cause such registration to remain in effect.  An airworthiness certificate has been duly issued under all applicable laws and regulations for each of the Aircraft and all of such airworthiness certificates are in full force and effect.

3.4           Insurance.  (a) The Company, at its cost and expense, shall procure and continuously maintain in full force and effect policies of insurance issued by such issuers, in all amounts and covering such risks as are in all respects satisfactory to and approved by the Bank.  Any policies carried in accordance with this Section 3.4 shall: (i) designate the Bank as loss payee or beneficiary under such insurance; (ii) provide that if such insurance is cancelled or materially changed for any reason whatsoever, or the same is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective as to the Bank for thirty (30) days after receipt by the Bank of written notice from such insurers of such cancellation or lapse or material change in policy terms and conditions; and (iii) provide that such policies shall insure the Bank regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by the Company.

(b)           The Company will make all payments of insurance premiums and will deliver to the Bank promptly upon request, the originals of all insurance policies required hereunder together with evidence of payment of all premiums due thereon.

(c)           Any amounts advanced or expended by the Bank to pay costs of collection of insurance proceeds hereunder, including without limitation, reasonable attorneys' fees, costs and disbursements, shall be paid by the Company to the Bank on demand, with interest thereon from the date of advance or expenditure at the rate of interest equal to the sum of the per annum rate of interest from time to time publicly announced by Bank One, NA as its prime rate plus three percent (3%) per annum (the "Default Rate").

(d)           The Company shall be entitled to negotiate the settlement of any insurance payment from any insurer in connection with the insurance required hereunder subject to final approval by the Bank, provided, however, that if there is any Default under this Agreement the Company will not be entitled to negotiate the settlement of any such insurance payments.

(e)           Any payments received by the Bank from any insurance with respect to loss or damage to the Collateral shall be held by the Bank and, at the Bank's option, (i) applied on the Indebtedness or (ii) paid over to the Company for use in the replacement or restoration of the part of the Collateral which suffered such damage or loss.

3.5           Ownership Free of Encumbrances.  The Company represents and warrants to the Bank that the Company is, and will remain, the owner of the Collateral free and clear of any Liens except the security interests created hereby in favor of the Bank.  None of the Collateral is subject to any Lease.  The Company represents and warrants to the effective date hereof, the Engines are the only aircraft engines owned by the Company as of the effective date hereof which are 750 or more rated takeoff horsepower or the equivalent thereof.  The Company will not transfer or offer or attempt to transfer, by Lease, sale or otherwise, any interest in the Collateral or possession thereof.  The Company will defend the Collateral against all claims and demands of all persons at any time claiming the Collateral or any interest therein.

3.6           Recording; Filing; Further Assurances.  At the request of the Bank, from time to time, the Company will execute one or more financing statements in a form satisfactory to the Bank, and will promptly cure any defects in the execution and delivery of this Agreement or the creation, perfection or priority of the security interests created hereby, including any engines or propellers hereafter acquired, and including the execution and delivery of any documents reasonably requested by the Bank.  The Company shall assist and cooperate with the Bank in causing to be filed and recorded all documents reasonably required by the Bank to be filed or recorded in all public or other offices where filing or recording is deemed by the Bank to be necessary or desirable, including, without limitation, filing of this Agreement with the FAA and the recording thereof by the FAA.

3.7           Location of Items of Equipment.  The Company shall cause the primary location and base of all Aircraft at all times to be Port Columbus Airport, Columbus, Ohio and shall maintain all Parts and other Collateral not installed on any Aircraft at such location at all times.

3.8           Payment of Taxes, Etc.  The Company will pay promptly, and within the time that they can be paid without interest or penalty, any taxes, assessments and similar imposts and charges which are now, or hereafter may become, a Lien, other than the security interest created hereby, upon any of the Collateral.  If the Company fails to pay any such taxes, assessments or other imposts or charges in accordance with this Section 3.8, the Bank shall have the option to do so, and the Company agrees to repay forthwith all amounts so expended by the Bank together with interest thereon at the Default Rate.

3.9           Reimbursement of Expenses.  The Company will reimburse the Bank for all expenses, including reasonable attorney fees and legal expenses, incurred by the Bank in seeking to collect the Indebtedness or any part thereof, in defending the Bank's security interests and the priority thereof, or in pursuing any of the Bank's rights or remedies hereunder or under any Note or any other agreement relating to the Indebtedness.

3.10         Records.  The Company shall keep accurate and complete logs, manuals, books and records relating to the Collateral, and provide the Bank with copies of reports and information relating to the Collateral as the Bank may reasonably require from time to time, and allow the Bank access to all such logs, manuals, books, and records at any time for purposes of inspection and copying.

3.11         Further Representations and Warranties.  The Company represents and warrants that (a) the execution, delivery and performance of this Agreement by the Company are within its corporate powers, have been duly authorized and are not in contravention of law or any terms of the Company's certificate of incorporation or by-laws or of any law, order, judgment, decree, contract or undertaking to which the Company is a party or by which it or any of its properties is bound or affected, (b) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (c) this Agreement grants to the Bank a first-priority, enforceable and perfected security interest which is not void or voidable in all of the Collateral.

SECTION 4.         Defaults, Enforcement and Application of Proceeds

4.2           Events of Default.  The occurence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder: (a) nonpayment of the Secured Obligations when due, (b) the failure of the Company to perform or observe any term or covenant contained in this Security Agreement, (c) any representation or warranty made by the Company in this Security Agreement shall prove to have been false or misleading in any material respect when made, (d) any proceeding in bankruptcy, insolvency or reorganization shall instituted by or against the Company or (e) the occurence of any Event of Default (as defined in the Loan Agreement) under the Loan Agreement.

4.2           Remedies.  Upon the occurrence of any Event of Default the Bank shall have and may exercise any or all of the following rights and remedies, without notice to the Company:

(a)           Proceed to selectively and successively enforce and exercise any and all rights and remedies which the Bank may have under this Agreement, any other applicable agreement or applicable law including without limitation: (i) commencing one or more actions against the Company and reducing the claims of the Bank against the Company to judgment, (ii) foreclosure or other enforcement of the Bank's security interest in the Collateral, or any portion thereof, or other enforcement of the Bank's rights and remedies in respect of and to recover upon the Collateral, through judicial action or otherwise, including without limitation all available remedies under the applicable provisions of the Uniform Commercial Code as enacted in Ohio, and (iii) payment or discharge of any Lien, prior or subordinate, in respect of or affecting the Collateral.

(b)           Require the Company to assemble the Collateral and make it available to the Bank at such airport requested by the Bank.

(c)           Take possession of and remove the Collateral wherever the same may be located, without demand or notice, without any court order or other process of law and without incurring any liability to the Company for any damages occasioned by such taking of possession.

(d)           Sell, lease or otherwise dispose of the Collateral at private or public sale, in bulk or in parcels, and, where permitted by law, without having the Collateral present at the place of sale.  The parties agree that public sale of the Collateral by auction conducted in any county in which the Bank or the Company does business, after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to a commercially reasonable disposition of the Collateral.  Unless it appears that the value of the Collateral will decline speedily or the Collateral is a type customarily sold on a recognized market, or unless the Company has signed a statement (after delivery of a notice of acceleration of the Indebtedness) renouncing or modifying the Company's right to notice, the Bank will give the Company reasonable notice of the time and place of any public sale or other disposition thereof or the time after which any private sale or other disposition thereof is to be made.  The requirements of reasonable notice shall be met if such notice is given to the Company at least five (5) days before the time of any such sale or disposition.  In addition, the Bank may execute and file with the FAA for recordation such affidavits, certificates or other documents as may be necessary or desirable to permit the Bank, their assignees or nominees to become the registered owner of the Aircraft or to transfer of record good title to the Aircraft.  The Bank shall apply the net proceeds of any such sale, lease or other disposition, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Bank hereunder, including, without limitation, reasonable attorneys' fees and disbursements, in accordance Section 4.5 hereof, and only after such application and after the payment by any provision of law, need the Bank account for the surplus, if any, to the Company.  To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Bank of any of its rights hereunder.  The Company shall remain liable for any deficiency remaining after disposition of the Collateral.

4.3           Application of Proceeds.  If a Default shall have occurred or be continuing, (a) all Proceeds received by the Company shall be held by the Company in trust for the Bank, segregated from other funds of the Company and shall, forthwith upon receipt by the Company, be turned over to the Bank in the exact from received by the Company (duly endorsed by the Company to the Bank, if required, or accompanied by such documents of transfer to the Bank as the Bank may request), and (b) any and all such Proceeds received by the Bank (whether from the Company or otherwise) shall be applied by the Bank in accordance with Section 4.5 hereof.

4.4           Power of Attorney.  For purposes of assisting the Bank in exercising its rights and remedies provided to it under this Agreement, the Company, upon the occurrence and during the continuance of an Event of Default, hereby irrevocably constitutes and appoints the Bank its true and lawful attorney, for it and in its name, place and stead, and irrevocably authorizes the Bank to do any and all acts which the Company is obligated to do under this Agreement or under any Note relative to the Collateral.

4.5           Application of Liquidation Proceeds.  All monies received by the Bank from its exercise of remedies under this Agreement, the Note, any related loan document, under applicable law or otherwise, shall, unless otherwise required by law, be applied as follows:

(a)           First to the payment of all expenses incurred by the Bank in connection with the exercise of such rights and remedies, including all costs and expenses of collection, reasonable attorneys' fees, court costs and expenses of foreclosing on the Collateral;

(b)           Next, to the payment of interest then accrued on the Notes;

(c)           Next, to the payment of the principal balance then owing on the Notes;

(d)           Next, to the payment of any other Secured Obligations; and

(e)           Next, to the Company or such other person and shall be legally entitled thereto.

SECTION 5.         Miscellaneous

5.1           Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Ohio.

5.2           Successor and Assigns.  This Agreement shall be binding on the Company, the Bank and their successors and assigns, and all rights and remedies hereunder shall inure to the benefit of the Bank and its successors and assigns.

5.3           Waivers and Amendments.  None of the terms and provisions of this Agreement may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of the Bank and the Company.

5.4           Notices.  Any notice or other communication which by any provision of this Agreement is required or provided to be given or served upon the Company shall be deemed to have been duly given or served for all purposes if sent in writing (including telecommunications) to the Company to the address or telex or telecopy number set forth after the name of the Company below, or at such other address or telex or telecopy number as the Company may hereafter specify to the Bank in writing.  All mailed notices or other communications shall be by registered or certified mail, postage prepaid, with return receipt requested.  All notices or other communications sent by means of telecopy, telex or other wire transmission shall be made with request for assurance of receipt in a manner typical with respect to communications of that type.  Written notices or other communications shall be deemed delivered upon receipt if delivered by hand, three business days after mailing if mailed, or one business day after deposit with an overnight courier service if delivered by overnight courier.  Notices or other communications provided by any of the other means referred to above shall be deemed delivered upon receipt.

5.5           Severability.  If any one or more provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

5.6           Indemnification; Expenses.  (a) The Company hereby agrees to assume liability and pay for, and does hereby agree to indemnify and hold harmless the Bank and its successors, assigns, agents and employees, from and against, any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including reasonable attorneys' fees and disbursements), imposed on, incurred by or asserted against any of them, or any of their successors, assigns, agents, or employees, in any way relating to or arising out of this Agreement (including the administration and enforcement hereof), or the purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Bank or the Company, any tort claim (whether in strict liability or otherwise), and any claim for patent, trademark or copyright infringement).

(b)           The Company will, upon demand, pay to the Bank an amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Bank may incur in connection with (i) the administration of this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Bank hereunder, or (iv) the failure of the Company to perform or observe any of the provisions hereof.  The Company will reimburse the Bank for all expenses, including attorney's fees and disbursements incurred by the Bank in seeking to collect the Secured Obligations or any part thereof, in enforcing performance of the Company's obligations under the Loan Agreement, the Notes, this Security Agreement or any other agreements executed in connection with any of the foregoing between the Bank and the Company in defending the Bank's security interests and the priority thereof, or in pursuing any of the Bank's rights or remedies hereunder or under the Loan Agreement, the Notes, this Security Agreement or any other agreements between the Bank and the Company.

5.7           Consent to Jurisdiction.  Any suit, action or proceeding against the Company arising out of or relating to this Agreement may be instituted in any court of competent jurisdiction in the State of Ohio, and the Company hereby irrevocably waives any objection which it may have or hereafter have to the laying of such venue of any such suit, action or proceeding and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and the Company hereby irrevocably submits its person and property to the jurisdiction of any such court in any such suit, action or proceedings.  The Company hereby consents to the service of process in any suit, action or proceeding of the nature referred to in this paragraph by the mailing of a copy thereof registered or certified mail, postage prepaid, or personally delivering a copy thereof, to the Company, addressed to the address set forth after the name of the Company below, or at such other address as the Company may hereafter specify to the Bank in writing.  Nothing in this paragraph shall affect the right of the Bank or any Bank to serve process in any other manner permitted by law or limit the right of the Bank or any Bank to bring proceedings against the Company or any of its property in the courts of any other jurisdiction in which it is subject to service of process.

5.8           Survival of Representations and Warranties.  All representations and warranties of the Company contained herein or made in writing by the Company in connection herewith shall continue and shall survive the execution and delivery of this Agreement.

5.9           No Waiver: Cumulative Remedies.  The Bank shall not by any act (except by a written instrument pursuant to Section 5.4 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise any other right, power or privilege.  A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law, by the Loan Agreement, by the Notes or by any other agreement between the Bank and the Company, or between the Bank and any guarantor of the Secured Obligations or any other party.

5.10         Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

5.11         Rights Not Construed as Duties.  The Bank neither assumes nor shall it have any duty of performance or other responsibility under any contracts in which the Bank has or obtains a security interest hereunder.  If the Company fails to perform any agreement contained herein, the Bank may but is in no way obligated to itself perform, or cause performance of, such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by the Company under Section 5.6 The powers conferred on the Bank hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and accounting for monies actually received by it hereunder, the Bank shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

5.12         Waiver of Jury Trial. The Bank and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Security Agreement or any related instrument or agreement or any of the transactions contemplated by this Security Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them.  Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.  These provisions shall not be deemed to have modified in any respect or relinquished by either the Bank or the Company except by a written instrument executed by both of them.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written, which shall be the effective date hereof.

AIRNET SYSTEMS, INC.

By:	/s/ William R Sumser

Its:	CFO

Address for Notices:	William R Sumser Chief Financial Officer
AirNet Systems, Inc 3939 International Gateway Col DH 4321:
Telephone:	(614) 236-3850
Telecopy:	(614) 237-7876

ACCEPTED AND AGREED TO BY:
BANK ONE, NA

By:	/s/ [ILLEGIBLE]

Its:	F.V.P.

Bank One, NA Attn. David Clark
100 E Broad St
Columbus, OH 43215
Telephone:	(614) 248-9785
Telecopy:	[ILLEGIBLE]

SCHEDULE A

SCHEDULE OF AIRFRAMES

		Manufacturer Serial Number	FAA Registration Number
Manufacturer	Model

Cessna	2001 Caravan	208B0918	N104AN
Super
Cargomaster

Learjet	1978 Model 35A	35A-178	N900JC

SCHEDULE B

AIRCRAFT ENGINES

The following engines, each of which engine is 750 or more rated takeoff horsepower or the equivalent thereof:

Manufacturer
Manufacturer	Model	Serial Number

Garret	TFE-731-2-2B	P74906
Garret	TFE-731-2-2B	P74550